Exhibit 99.1

GREG KLEFFNER JOINS DESTINATION MATERNITY’S BOARD OF DIRECTORS

- ANNOUNCES DEPARTURE OF CURRENT BOARD MEMBER ANDREA J. FUNK -

MOORESTOWN, N.J. – (April 1, 2019) – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced that it has appointed Greg Kleffner to the Board of Directors (the “Board”), effective March 29, 2019. Mr. Kleffner brings over 17 years of public company leadership experience following a 25-year career with Arthur Andersen. Mr. Kleffner will be a member of the firm’s Audit and Compensation Committees. In conjunction with this appointment, current Board member Andrea J. Funk has resigned to pursue other interests, effective March 28, 2019, and current Board member Lisa Gavales, has been named Chairman of the firm’s Nominating & Corporate Governance committee, effective March 28, 2019.

“We are pleased to welcome Greg to our Board of Directors,” said Anne-Charlotte Windal, Destination Maternity’s Independent Chair of the Board of Directors. “Greg brings with him a wealth of financial expertise and his extensive public company experience within the apparel industry will be incredibly helpful as the Company continues to execute on its strategic growth initiatives. We are confident that he will add great value to our Board of Directors and that the Company will benefit from his insights, judgment and counsel. We would also like to thank Andrea for her counsel and contributions to the Destination Maternity Board and wish her the best in her future endeavors.”

Mr. Kleffner was previously the Executive Vice President and Chief Financial Officer of Stein Mart, Inc. (Nasdaq: SMRT), a publicly-traded apparel retailer headquartered in Jacksonville, Fl which he joined in August 2009 and retired from in January 2019. At Stein Mart, he was responsible for financial management, treasury, investor relations, credit card operations, internal audit, stores audit and asset protection. Prior to joining Stein Mart, Mr. Kleffner spent six years at Kellwood Company, a women’s apparel and soft goods marketer and manufacturer, in various finance roles including, Chief Financial Officer from 2007 to 2008. During his tenure, Greg was instrumental in the strategic restructuring of the company, including the disposal of certain non-core businesses and the successful integration of several acquisitions. Prior to joining Kellwood Company in 2002, he was Audit Partner at Arthur Andersen LLP in St. Louis.

Mr. Kleffner stated: “I am excited to join the Board of Directors and begin working with management and the team at Destination Maternity. I am looking forward to contributing to the Company’s growth and success.”

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of November 3, 2018, Destination Maternity operates 1,108 retail locations in the United States, Canada and Puerto Rico, including 474 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 634 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of November 3, 2018, Destination Maternity has 187 international franchised locations, including 10 standalone stores operated under one of the Company’s nameplates and 177 shop-in-shop locations.

Contacts

Sloane & Company

Erica Bartsch / Alex Kovtun, 212-486-9500

EBartsch@sloanepr.com / Akovtun@sloanepr.com